Exhibit 99.1

Contact:	Randall J. Larson, President/CEO/CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND CEO OF ITS
GENERAL PARTNER

Tuesday, September 5, 2006	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that Donald H. Anderson resigned as the President and Chief Executive Officer of our general partner, TransMontaigne GP L.L.C., effective September 1, 2006.  Mr. Anderson will continue to serve as the non-executive Chairman of the Board of our general partner.  On September 1, 2006, Randall J. Larson was appointed as the new President and Chief Executive Officer of our general partner.  Mr. Larson will continue to serve as the Chief Financial Officer of our general partner.

“With the recent completion of the acquisition of TransMontaigne Inc. by Morgan Stanley Capital Group, I decided that it is the appropriate time for me to relinquish the day-to-day management of our operations,” Mr. Anderson said.  “I continue to be excited about the future of TransMontaigne Partners L.P. and my role as the non-executive Chairman of the Board of Directors of the general partner.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. (the “Company”) is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc.  The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)
Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660
www.transmontaignepartners.com